Exhibit 4.3

DESCRIPTION OF OUR SECURITIES

As of December 31, 2024, FS Specialty Lending Fund (“we,” “our,” or the “Company”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common shares of beneficial interest, par value $0.001 per share (“common shares”).
Common Shares, par value $0.001 per share
Our declaration of trust authorizes us to issue up to 750,000,000 shares of stock, of which 700,000,000 shares are classified as common shares and 50,000,000 shares are classified as preferred shares, par value $0.001 per share. A majority of the board of trustees, including a majority of the independent trustees, without any action by our stockholders, may amend our declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. There are no outstanding options or warrants to purchase our shares. No stock has been authorized for issuance under any equity compensation plans.
Our declaration of trust also contains a provision permitting the board of directors to classify or reclassify any unissued common shares or preferred shares in one or more classes or series of common shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of shares. We believe that the power to classify or reclassify unissued shares of capital stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and investments and in meeting other needs that might arise.
Common Shares
Under the declaration of trust, all our common shares will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common shares if, as and when authorized by our board of trustees and declared by us out of funds legally available therefor. Except as may be provided by our board of trustees in setting the terms of classified or reclassified shares, common shares will have no preemptive, exchange, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In addition, our common shares are not subject to any mandatory redemption obligations by us. In the event of our liquidation, dissolution or winding up, each common share would be entitled to share ratably in all of our assets that are legally available for distribution after we pay or make reasonable provision for the payment of all claims and obligations and subject to any preferential rights of holders of our preferred shares, if any preferred shares are outstanding at such time. Each common share will be entitled to one vote on all matters submitted to a vote of shareholders, including the election of trustees. Except as may be provided by the Delaware General Corporation Law (“DGCL”), the Delaware Statutory Trust Act or by our board of trustees in setting the terms of preferred shares or classified or reclassified shares, the holders of our common shares will possess exclusive voting power.
Preferred Shares
Under the terms of our declaration of trust, our board of trustees, with approval from a majority of our independent trustees, is authorized to issue preferred shares in one or more classes or series without shareholder approval. Our board of trustees has discretion to determine the rights, preferences, covenants, privileges and restrictions, including voting rights, distribution rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred shares.
Preferred shares could be issued with rights and preferences that would adversely affect the holders of common shares. Preferred shares could also be used as an anti-takeover device. Every issuance of preferred shares will be required to comply with the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”). The 1940 Act requires, among other things, that (1) immediately after issuance of preferred shares and before any distribution is made with respect to our common shares and before any purchase of common shares is made, the aggregate involuntary liquidation preference of such preferred shares together with the aggregate involuntary liquidation preference or aggregate value of all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of preferred shares, if any are issued, must be entitled as a class to elect two trustees at all times and to elect a majority of trustees if distributions on such preferred shares are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred shares. We believe that the availability for issuance of preferred shares will provide us with increased flexibility in structuring future financings and acquisitions.

Limitation on Liability of Trustees and Officers; Indemnification and Advancement of Expenses
Delaware law permits a Delaware statutory trust to include in its governing instrument a provision to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Despite this provision, and in accordance with guidelines adopted by the North American Securities Administrators Association, our declaration of trust provides that we will not indemnify (1) any individual who is a present or former trustee or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (2) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served as a trustee, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (3) FS/EIG Advisor, LLC (the “Advisor”) or any of its affiliates acting as an agent of the Company (each such person an “Indemnitee”) against any liability or loss suffered by such Indemnitee unless (a) the Company determines in good faith that the course of conduct that caused the loss or liability was in the best interest of the Company, (b) the Indemnitee was acting on behalf of or performing services for the Company, (c) in the case that the Indemnitee is the Advisor or an affiliate of the Advisor, or an officer of the Company, the Advisor or an affiliate of the Advisor, such liability or loss was not the result of negligence or misconduct, (d) in the case that the Indemnitee is a trustee of the Company (and not also an officer of the Company, the Advisor or an affiliate of the Advisor), such liability or loss was not the result of gross negligence or willful misconduct and (e) such indemnification or agreement to hold harmless is recoverable only out of net assets of the Company and not from the shareholders.
In addition, the investment advisory and administrative services agreement provides that the Advisor and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with it will not be entitled to indemnification (including reasonable attorneys' fees and amounts reasonably paid in settlement) for any liability or loss suffered by the Advisor or such other person, nor will the Advisor or such other person be held harmless for any loss or liability, unless (1) the Advisor or such other person has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company, (2) the Advisor or such other person was acting on behalf of or performing services for the Company, (3) the liability or loss suffered was not the result of negligence or misconduct by the Advisor or such other person and (4) the indemnification or agreement to hold the Advisor or such other person harmless for any loss or liability is recoverable only out of the Company's net assets and not from shareholders. In accordance with the 1940 Act, the Company will not indemnify certain persons for any liability to which such persons would be subject by reason of such person's willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.
Pursuant to our declaration of trust and subject to certain exceptions described therein, we will indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to each Indemnitee, in each case to the fullest extent permitted by Delaware law. Notwithstanding the foregoing, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee unless (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations, (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction, or (3) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made.
In addition, Delaware law permits a trust to advance reasonable expenses to a trustee or officer, and we will do so in advance of final disposition of a proceeding (1) if the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company, (2) the legal proceeding was initiated by a third party who is not a shareholder or, if by a shareholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (3) upon the Company's receipt of (a) a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (b) a undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.
Provisions of our Declaration of Trust and Bylaws
Our declaration of trust and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of trustees. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Election of Trustees
As set forth in our bylaws, our trustees will be elected by a plurality of all votes cast at a meeting of shareholders at which a quorum is present.
Number of Trustees; Vacancies; Removal
Our declaration of trust provides that the number of trustees will be set by our board of trustees in accordance with our bylaws. Our bylaws provide that a majority of our entire board of trustees may at any time increase or decrease the number of trustees. Our declaration of trust provides that the number of trustees generally may not be less than three. Except as otherwise required by applicable requirements of the 1940 Act and as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, pursuant to an election under our declaration of trust, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trustee for whom the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. Independent trustees will nominate replacements for any vacancies among the independent trustees' positions.
Pursuant to our bylaws, our shareholders may remove a trustee for cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. “Cause” is defined by our bylaws to mean, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
We currently have a total of six members of our board of trustees, five of whom are independent trustees. Our declaration of trust provides that a majority of our board of trustees must be independent trustees except for a period of up to 60 days after the death, removal or resignation of an independent trustee pending the election of his or her successor.
Action by Shareholders
Our bylaws provide that shareholder action can be taken at an annual or special meeting of shareholders. Pursuant to (and except as provided otherwise in) our declaration of trust, provided that our trustees then in office have approved and declared the action advisable and submitted such action to the shareholders, an action that requires shareholder approval, including a dissolution, merger, or a sale of all or substantially all of our assets or a similar transaction outside the ordinary course of business, must be approved by the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast on the matter.
In addition, our bylaws provide that any action which may be taken by shareholders by vote may be taken without a meeting upon unanimous written consent of the shareholders.
These provisions, combined with the other requirements of our bylaws regarding the calling of a shareholder-requested special meeting of shareholders discussed below, may have the effect of delaying consideration of a shareholder proposal until the next annual meeting.
Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals
Our bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) provided that our board of trustees has determined that trustees will be elected at the meeting, by a shareholder who was a shareholder of record both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring shareholders to give us advance notice of nominations and other business is to afford our board of trustees a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give our board of trustees any power to disapprove shareholder nominations for the election of trustees or proposals recommending certain action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.
Calling of Special Meetings of Shareholders
Our bylaws provide that special meetings of shareholders may be called by our board of trustees and certain of our officers. In addition, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the shareholders requesting the meeting, a special meeting of shareholders will be called by the secretary of the Company upon the written request of shareholders entitled to cast a majority or more of the votes entitled to be cast at the meeting. Any special meeting called by such shareholders shall be held not more than 60 days after the record date for such meeting.
Approval of Extraordinary Trust Action; Amendment of Declaration of Trust and Bylaws
Our declaration of trust provides that shareholders are entitled to vote upon a proposed amendment to the declaration of trust if the amendment would alter or change the powers, preferences or special rights of the shares held by such shareholders so as to affect them adversely. Approval of any such amendment shall require at least a majority of the votes cast by such shareholders at a meeting of shareholders duly called and at which a quorum is present. Notwithstanding the foregoing, amendments to our declaration of trust to make our common shares a “redeemable security” or to convert the Company, whether by merger or otherwise, from a closed-end company to an open-end company each must be approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.
Our declaration of trust and bylaws provide that our board of trustees will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.
Our declaration of trust provides that, subject to the applicable mandatory provisions of the DGCL and until our common shares are listed on a national securities exchange, a majority of our shareholders may amend the declaration of trust without concurrence by our board of trustees. In addition, subject to the applicable mandatory provisions of the DGCL, our declaration of trust provides that a majority of our shareholders may, without the necessity of any concurrence by the Advisor, direct that the board of trustees cause the Company to:
•remove the Advisor and elect a new investment adviser;
•dissolve the Company;
•approve or disapprove the sale of all or substantially all of our assets other than in the ordinary course of our business; or
•cause the merger or other reorganization of the Company.
Without the approval of a majority of our shareholders, the Advisor may not:
•amend the investment advisory and administrative services agreement except for amendments that would not adversely affect the interests of our shareholders;
•voluntarily withdraw as our investment adviser unless such withdrawal would not affect our tax status and would not materially adversely affect our shareholders;
•appoint a new investment adviser;
•sell all or substantially all of our assets other than in the ordinary course of business; and
•cause the merger or other reorganization of the Company.
Except as described above, our declaration of trust provides that our board of trustees may amend our declaration of trust without any vote of our shareholders.
No Appraisal Rights
In certain extraordinary transactions, some jurisdictions provide the right to dissenting shareholders to demand and receive the fair value of their common shares, subject to certain procedures and requirements set forth in such statute. Those rights are commonly referred to as appraisal rights. Our declaration of trust provides that, except as may be provided by the board of trustees in setting the terms of any class or series of preferred shares and except as contemplated by the DGCL, holders of our shares will not be entitled to exercise appraisal rights.
Delaware Business Combination Statute
Pursuant to our declaration of trust, we have elected to be governed by Section 203 of the DGCL, which, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

•prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive (for the purposes of determining the voting stock outstanding) of shares owned by directors who are also officers and by certain employee stock plans; or
•at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting (and not by written consent) of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
The term “business combination” is defined in Section 203 of the DGCL to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof: a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that result in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or any stock of such subsidiary to the interested stockholder; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit (except proportionally as a stockholder of the corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, pursuant to Section 203 of the DGCL, an “interested stockholder” is any person who is the owner of 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the determination date, and the affiliates and associates of such persons. The term “owner” is broadly defined to include any person that individually or with or through such person's affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of options or other convertible securities or otherwise or has the right to vote such stock pursuant to any agreement, arrangement or understanding, or has an agreement, arrangement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.
Conflict with 1940 Act
Our declaration of trust and bylaws provide that if and to the extent that any provision of the Delaware Statutory Trust Act, the DGCL or any provision of our declaration of trust or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.